                                                                    EXHIBIT 12.1
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                     Pro forma        Nine              Nine
                                     Nine Months      Months            Months
                                     Ended            Ended             Ended
                                     September 30,    September 30,     September 30,
                                     1999             1999              1998
Fixed Charges:
      Interest expense on
      indebtedness (including
      amortization of debt
      expense and discount)          $   22,024       $    5,908         $    103

      Interest expense on
      portion of rent expense
      representative of interest          2,247            2,247            1,038
                                     -----------      ----------        ---------

Total Fixed Charges                  $   24,271       $    8,155        $   1,141
                                     ===========      ==========        =========


Earnings (Loss):
      Net loss before provision
            for income taxes         $  (40,105)      $  (23,989)       $(10,412)
      Fixed charges per above            24,271            8,155           1,141
                                     -----------      -----------       ---------


Total Earnings (Loss)                $  (15,834)      $  (15,834)       $ (9,271)
                                     ===========      ===========       =========


Ratio of Earnings to Fixed Charges        (0.65)           (1.94)          (8.13)


Coverage deficiency                  $  (40,105)      $  (23,989)       $(10,412)
                                     ===========      ===========       =========



                                                       Year Ended December 31,
                                           1994        1995        1996        1997      Pro            1998
                                                                                         forma
                                                                                         1998
Fixed Charges:
      Interest expense on
      indebtedness (including
      amortization of debt
      expense and discount)          $      401  $      566  $      422  $      446   $   21,811    $      191

      Interest expense on
      portion of rent expense
      representative of interest            511         724         843       1,072        1,299         1,299
                                     ----------  ----------  ----------  ----------   -----------   ----------

Total Fixed Charges                  $      912  $    1,290  $    1,265  $    1,518   $   23,110    $    1,490
                                     ==========  ==========  ==========  ==========   ===========   ==========


Earnings (Loss):
      Net loss before provision
            for income taxes         $    9,740  $ (32,719)  $  (7,559)  $ (21,148)   $  (44,576)   $ (22,957)
      Fixed charges per above              912       1,290       1,265       1,518        23,110        1,490
                                     ----------  ----------  ----------  ----------   -----------   ----------


Total Earnings (Loss)                $   10,652  $ (31,429)  $  (6,294)  $ (19,630)   $  (21,466)   $ (21,467)
                                     ==========  ==========  ==========  ==========   ===========   ==========


Ratio of Earnings to Fixed Charges        11.68     (24.36)      (4.98)     (12.93)        (0.93)      (14.41)


Coverage deficiency                  $    9,740  $ (32,719)  $  (7,559)  $ (21,148)   $  (44,576)   $ (22,957)
                                     ==========  ==========  ==========  ==========   ===========   ==========